Exhibit 99(a)(1)(E)
Understanding the Option Exchange Program April 16 - 5:30 p.m., Pacific Time, May 15 (unless extended)

Reminder.... This presentation is for informational purposes only Neither Glu, nor anyone acting on Glu's behalf, makes any recommendation as to whether or not you should participate in the Option Exchange Program You should carefully read all of the Option Exchange Program documents, which are available at the offer website We encourage you to consult with your personal financial, legal and/or tax advisors and understand the risks before making a decision about whether to participate

How Does the Program Work? Voluntary stock option exchange Opportunity to exchange certain existing options for new options New options will be granted the first trading day after the offer closes, which we currently expect to be May 18, 2009 Making Your Exchange Election Log on to the offer website and make your election by the deadline of May 15, 2009 at 5:30 p.m., Pacific Time

Offer Terms - Eligibility U.S. and U.K. Employees are Eligible Must currently have stock options with an exercise price at or above $1.25 Must be continuously employed through the offer closing date and the date the new options are granted What is excluded? Excludes options that have already been exercised or cancelled (or exercised or cancelled before the offer closes) Excludes employee stock purchase plan shares Excludes options with an exercise price at $1.24 or below

Offer Terms - Exchange Ratio Exercise Price Range Exchange Ratio (New-for-Old) $1.25 to $1.99 1-for-1 $2.00 to $3.99 1-for-2 $4.00 to $5.94 1-for-3 $5.95 or greater 1-for-4 The number of new options you'll receive depends on the exercise price of your existing option, as shown in the above table

Offer Terms - Exchange Ratio (Examples) Example 1: If you exchange an old grant of 1,000 shares priced at $3.50 a share, you will receive a new option to purchase 500 shares Example 2: If you exchange an old grant of 1,025 shares priced at $10.00 a share, you will receive a new option to purchase 256 shares Fractional Shares: Cancelled Example #2 had fractional shares cancelled 1,025 shares / 4 exchange ratio = 256.25 new options No Partial Exchanges: You may not exchange only part of an eligible option

Offer Terms - Exercise Price, Vesting, Term New Exercise Price The closing price of Glu's common stock on the first trading day after the offer closes New Vesting Schedule Three years from the date of grant (the first trading day after the offer closes) 36 equal monthly installments Example: Grant date is May 18, 2009; 1/36 of the shares vest on June 18, 2009 and each month thereafter so long as you're employed by Glu New Term Six years Option expires (that is, is no longer exercisable) six years from the date of grant

Offer Terms - Type of New Option Tax Treatment Depends on Country Requirements (US and UK) New Option = NQSO (US) No tax on exchange of Eligible Option for a New Option See Section 13 of the Offer to Exchange for US Tax Treatment of ISOs and NQSOs New Option = Unapproved Option (UK) No tax on exchange of an Eligible Option for a New Option See Section 14 of the Offer to Exchange for UK Tax Treatment of EMIs and unapproved options

Target Program Schedule Program Launches: April 16, 2009 Program Closes: May 15, 2009 (5:30 p.m., Pacific time) New Option Grant Date: May 18, 2009; exercise price for new options set on this date New Option First Vest Date: June 18, 2009 New Option Expiration Date: May 18, 2015 Dates are subject to change if the offering period is extended.

Considerations and Trade Offs Deciding whether to participate in the option exchange program is a personal one Among the many factors to keep in mind: What is your current vesting schedule and how many shares are currently vested? How does this compare with the new vesting schedule? When will your current options expire? What do you believe is the likelihood that your current priced options will provide you with a reasonable return?

Risks of Participation Vesting Schedule: New options have a new 3-year vesting schedule. If you leave Glu before your new option vests, you could have no vested options New Term: Your new option will have a six-year term. This may be shorter than the term of your existing option that you would give up in exchange for the new one

How to Participate Option Exchange Website: https://glumobileexchange@equitybenefits.com Log-in information was contained in the April 16, 2009 email launching the program Step #1: Read all program materials Step #2: Consult personal advisors (encouraged) Step #3: Make your exchange election on the website Step #4: Receive email confirmation Step #5: Change election/withdraw (optional and as many times as you'd like until the offer closes) Step #6: Receive email confirmation of change in election

Resources Offer Website (FAQs, program information, SEC filings, where to make your election) https://glumobileexchange@ equitybenefits.com E*Trade (stock option information) https://us.etrade.com/ e/t/user/login_sp SEC Filings www.sec.gov Other questions glu@sos-team.com